Exhibit 16.1

Member, American Institute of Certified Public Accountants (Since 1974) Registered with the Public Company Accounting Oversight Board (Since 2003)

December 9, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated December 10, 2014 of Ener-Core, Inc. to be filed with the Securities and Exchange Commission. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely,

/s/ Kelly & Company
Costa Mesa, California

3151 Airway Avenue, Suite E-1 • Costa Mesa, California 92626

(714) 918-4505 • Fax (714) 918-4510 • www.kelly-co.com